EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333- 172170) of Kinder Morgan, Inc. of our report dated June 28, 2022, relating to our audit of the financial statements of Kinder Morgan Savings Plan, which appears in this Annual Report on Form 11-K of Kinder Morgan Savings Plan for the year ended December 31, 2022.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 26, 2023